Exhibit 10.02

AMENDMENT NO. 1 TO AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This Amendment No. 1 dated as of January 19, 2005 (“Amendment”) to the Amended and Restated Employment Agreement dated as of November 21, 2003 (the “Agreement”) is by and between Leslie’s Poolmart Inc. (“LPM”) and Donald J. Anderson (“Mr. Anderson”).

Recitals

1. LPM is entering into an Agreement and Plan of Merger (the “Merger Agreement”) substantially concurrently with this Amendment. The transactions contemplated by the Merger Agreement (the “Merger”) have raised certain issues under the Agreement.

2. As a result of the Merger Agreement, and subject to the consummation of the Merger, the parties desire to amend the Agreement.

Agreement

1. Extension of Notice Period. LPM and Mr. Anderson agree that notwithstanding the provisions of clause (ii) of the definition of “Good Reason” in the Agreement, and unless the parties otherwise mutually agree in writing, Mr. Anderson will not be required nor permitted to give written notice of his election to terminate his employment prior to August 1, 2005 nor later than September 30, 2005. In the event Mr. Anderson gives written notice to LPM of his election to terminate his employment during the period August 1 through and including September 30, 2005, and if and only if Mr. Anderson has continued to provide his services to LPM through the date of such notice and until the effective date of his termination as contemplated in the next sentence, he will be entitled to receive the benefits described in Section 5 of the Agreement, calculated as if such notice had been given on the date of the execution of the Merger Agreement. For avoidance of doubt, such benefits would include the pro rata portion of the current-year bonus to which Mr. Anderson would be entitled if his employment continued through LPM’s 2005 fiscal year, payable in accordance with the Agreement Mr. Anderson agrees to give no less than 30 days advance notice of his election to terminate his employment, and to continue to provide services as contemplated by Section 2 of the Agreement until the effective date of such termination of employment.

2. Effect of Amendment. In the event Mr. Anderson does not provide notice of his election to terminate his employment for “Good Reason” during the period described in Section 1 of this Amendment, Mr. Anderson agrees that he will have waived his ability to so terminate his employment and to receive benefits under Section 5 of the Agreement in connection with the Merger, and that his employment will continue to be governed by the Agreement. In the event the Merger is not consummated, Mr. Anderson will continue to have all of the rights contemplated by the Agreement in connection with a future Change of Control as defined therein.

3. Non-competition. Mr. Anderson agrees that for a period ending on the second anniversary of the effective date of the Merger, and contingent upon such effectiveness, Mr. Anderson will not, directly or indirectly, engage in a business that is competitive with the Business of LPM. The term “Business of LPM” shall mean the production, manufacture, repair or sale of swimming pool supply products. Mr. Anderson will be deemed to be engaged in a business that is competitive with the Business of LPM if he engages in such business as an employee, officer, consultant or independent contractor, or owns, manages, operates, joins or controls or participates in the ownership, management or control of any other person or entity which is engaged in the Business of LPM in any State of the United States of America in which LPM does business; provided, however, that Mr. Anderson will not be deemed to engage in any of the businesses of any publicly-traded company solely by reason of his or his family’s ownership of less than 2% of the outstanding publicly traded securities of such publicly-traded company. In addition, Mr. Anderson agrees that during the period contemplated by this Section 3 of this Amendment, the provisions of Section 9 of the Agreement will also be in force, notwithstanding the one-year term such Section 9 currently contemplates.

4. General. This Amendment will be governed, and any dispute arising hereunder will be resolved, in the manner contemplated by Section 7 of the Agreement.

IN WITNESS WHEREOF, the parties have executed his Amendment as of the date set forth above.

LESLIE’S POOLMART INC.

By:	/s/ Lawrence H. Hayward
Name:	Lawrence H. Hayward
Title:	Chief Executive Officer

/s/ Donald J. Anderson
Donald J. Anderson

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